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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                           CERTIFICATE OF DESIGNATIONS
                           OF SERIES G PREFERRED STOCK
                                 OF ALTEON INC.

      Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Alteon Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

      Pursuant to the authority conferred upon the Board of Directors of the Corporation by Article Fifth of the Restated Certificate of Incorporation of the Corporation, as amended, the Board of Directors of the Corporation on October 6, 2004 adopted the following resolution increasing the number of shares of Series G Preferred Stock.

            "RESOLVED, that last sentence of Section 1 of the Certificate of Designations for the Corporation's Series G Preferred Stock be amended in its entirety to read as follows: "The number of shares constituting the Series G Preferred Stock shall be 2,000."

      IN WITNESS WHEREOF, this Certificate of Amendment is made this 6th day of October 2004.

                                        ALTEON INC.

                                   By: /s/ Kenneth I. Moch
                                       ----------------------------------------
                                       Kenneth I. Moch
                                       President and Chief Executive Officer